Exhibit 99.1

Lifetime Brands Reports 2012 Financial Results

Announces a 25% Increase in its Quarterly Dividend

Garden City, NY, March 14, 2013 — Lifetime Brands, Inc. (NasdaqGS: LCUT), a global provider of branded products used to prepare, serve and consume foods in the home, today reported its financial results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter Highlights:

•	Consolidated net sales were $154.8 million, an increase of 12.5%, as compared to consolidated net sales of $137.6 million in the fourth quarter of 2011.

•	Net income was $15.2 million, or $1.19 per diluted share, in the 2012 period, as compared to $5.4 million, or $0.43 per diluted share, in the prior-year period.

•	Adjusted net income was $8.7 million, or $0.67 per diluted share, in the 2012 period, as compared to $6.5 million, or $0.52 per diluted share, in the 2011 period.

•	Consolidated EBITDA for the three-month period ended December 31, 2012 was $17.9 million, as compared to $14.3 million for the corresponding 2011 period.

Full Year Highlights:

•	Consolidated net sales were $486.8 million, an increase of 9.5%, as compared to consolidated net sales of $444.4 million for 2011.

•	Net income was $20.9 million, or $1.64 per diluted share, in 2012, as compared to $14.1 million, or $1.12 per diluted share, in 2011.

•	Adjusted net income was $16.2 million, or $1.26 per diluted share, in 2012, as compared to $14.5 million, or $1.16 per diluted share, in 2011.

•	Consolidated EBITDA was $41.2 million, as compared to $38.1 million for the year ended December 31, 2011.

On March 12, 2013, the Board of Directors declared a quarterly dividend of $0.03125 per share payable on May 15, 2013 to shareholders of record on May 1, 2013.

Jeffrey Siegel, Lifetime’s Chairman, President and Chief Executive Officer commented,

“Lifetime finished 2012 on a very positive note. For the quarter, Consolidated Net Sales increased 12.5% on an actual basis and 8.6% on an organic basis. During the quarter, we acquired the business and assets of Fred® & Friends, a line of innovative products featuring fun kitchen tools, tabletop accessories, party goods and giftware products.

“For the year, Consolidated Net Sales increased 9.5% (actual) and 1.4% (organic).

“Despite the increase in Consolidated Net Sales, the acquisition of Fred® and Friends and a planned, temporary build-up of inventory in the UK in anticipation of increased duties on Chinese ceramics, which are expected to be enacted later this year, total inventory at year-end decreased to $104.6 million, from $110.3 million, reflecting our improving inventory management practices.

“Earlier this month, we presented our new line-up of kitchenware products at the annual International Home + Housewares Show in Chicago. The reaction to our new products was overwhelmingly positive, which we believe foretells the successful placement of many of these new products later in the year.

“While the U.S. and European economies remain troubled, we nevertheless foresee our overall business increasing by 4-6% in 2013. The increased cash dividend we announced today demonstrates our positive outlook and confidence in our products.”

Conference Call

Lifetime has scheduled a conference call for Thursday, March 14, 2013 at 11:00 a.m. ET to discuss its fourth quarter 2012 results. The dial-in number for the conference call is (800) 510-9836 or (617) 614-3670, passcode #15045565. A replay of the call will also be available through March 15, 2013 and can be accessed by dialing (888) 286-8010 or (617) 801-6888, conference ID #43636130. A live webcast of the conference call will be broadcast in the Investor Relations section of the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in evaluating the Company’s on-going financial results and trends. Management uses this non-GAAP information as an indicator of business performance.

Forward-Looking Statements

In this press release, the use of the words “believe,” “could,” “expect,” “may,” “positioned,” “project,” “projected,” “should,” “will,” “would” or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreements; the availability of funding under such credit agreements; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is a provider of kitchenware, tabletop and other products used in the home. The Company markets its products under such well-known kitchenware brands as Farberware®, KitchenAid®, CasaMōda®, Cuisinart®, Cuisine de France®, Fred ®, Guy Fieri®, Hoffritz®, Kizmos™, Misto®, Pedrini®, Roshco®, Sabatier® and Vasconia®; respected tabletop brands such as Mikasa®, Pfaltzgraff®, Creative Tops®, Gorham®, International® Silver, Kirk Stieff®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, V&A® and Royal Botanic Gardens Kew®; and home solutions brands, including Elements®, Melannco®, Kamenstein® and Design for Living™. The Company also provides exclusive private label products to leading retailers worldwide.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands - except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net sales	$154,812	$137,611	$486,842	$444,418
Cost of sales	98,767	86,926	310,054	282,058

Gross margin	56,045	50,685	176,788	162,360
Distribution expenses	12,103	13,284	44,046	43,882
Selling, general and administrative expenses	29,403	27,443	104,338	93,894
Intangible asset impairment	—	—	1,069	—

Income from operations	14,539	9,958	27,335	24,584
Interest expense	(1,254)	(1,951)	(5,898)	(7,758)
Loss on early retirement of debt	—	—	(1,363)	—

Income before income taxes and equity in earnings	13,285	8,007	20,074	16,826

Income tax provision	(2,596)	(3,513)	(5,208)	(6,122)
Equity in earnings, net of taxes	4,465	925	6,081	3,362

NET INCOME	$15,154	$5,419	$20,947	$14,066

BASIC INCOME PER COMMON SHARE	$1.21	$0.45	$1.67	$1.16

DILUTED INCOME PER COMMON SHARE	$1.19	$0.43	$1.64	$1.12

LIFETIME BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands - except share data)

	December 31,
	2012	2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,871	$2,972
Accounts receivable, less allowances of $3,996 at December 31, 2012 and $4,602 at December 31, 2011	97,369	77,749
Inventory	104,584	110,337
Prepaid expenses and other current assets	5,393	5,264
Deferred income taxes	3,542	2,475

TOTAL CURRENT ASSETS	212,759	198,797

PROPERTY AND EQUIPMENT, net	31,646	34,324
INVESTMENTS	43,685	34,515
INTANGIBLE ASSETS, net	57,842	46,937
OTHER ASSETS	2,865	4,172

TOTAL ASSETS	$348,797	$318,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Revolving Credit Facility	$7,000	$15,000
Current maturity of Senior Secured Term Loan	4,375	—
Accounts payable	18,555	18,985
Accrued expenses	33,354	33,877
Income taxes payable	3,615	2,100

TOTAL CURRENT LIABILITIES	66,899	69,962

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	21,565	14,598
DEFERRED INCOME TAXES	3,510	5,385
REVOLVING CREDIT FACILITY	53,968	42,625
SENIOR SECURED TERM LOAN	30,625	—
TERM LOAN	—	40,000

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, shares authorized: 100 shares of Series A and 2,000,000 shares of Series B; none issued and outstanding	—	—
Common stock, $.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 12,754,467 at December 31, 2012 and 12,430,893 at December 31, 2011	128	124
Paid-in capital	142,489	137,467
Retained earnings	33,849	14,465
Accumulated other comprehensive loss	(4,236)	(5,881)

TOTAL STOCKHOLDERS’ EQUITY	172,230	146,175

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$348,797	$318,745

LIFETIME BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2012	2011
OPERATING ACTIVITIES
Net income	$20,947	$14,066
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	123	(24)
Depreciation and amortization	9,324	8,397
Amortization of debt discount	—	543
Deferred rent	(668)	(133)
Deferred income taxes	(3,011)	(1,218)
Stock compensation expense	2,793	2,795
Undistributed equity earnings	(5,665)	(2,896)
Intangible asset impairment	1,069	—
Loss on early retirement of debt	1,363	—
Changes in operating assets and liabilities (excluding the effects of business acquisitions)
Accounts receivable	(14,741)	3,297
Inventory	9,694	(5,365)
Prepaid expenses, other current assets and other assets	120	1,120
Accounts payable, accrued expenses and other liabilities	(166)	(4,673)
Income taxes payable	1,515	(3,722)

NET CASH PROVIDED BY OPERATING ACTIVITIES	22,697	12,187

INVESTING ACTIVITIES
Purchases of property and equipment	(4,955)	(4,959)
Equity investments	(2,765)	(5,123)
Business acquisition, net of cash acquired	(14,500)	(20,584)
Net proceeds from sale of property	27	31

NET CASH USED IN INVESTING ACTIVITIES	(22,193)	(30,635)

FINANCING ACTIVITIES
Proceeds from Revolving Credit Facility, net	3,343	43,525
Proceeds from Term Loan	35,000	—
Repayment of Term Loan	(40,000)	—
Repurchase of 4.75% convertible senior notes	—	(24,100)
Financing Costs	—	(761)
Cash dividends paid	(1,249)	(913)
Payment of capital lease obligations	—	(78)
Proceeds from the exercise of stock options	577	225
Excess tax benefits from exercise of stock options	150	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(2,179)	17,898

Effect of foreign exchange on cash	574	171

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,101)	(379)

Cash and cash equivalents at beginning of year	2,972	3,351

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,871	$2,972

LIFETIME BRANDS, INC.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Operating Results

(In thousands - except per share data)

Consolidated EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)
Net income as reported	$15,154	$5,419	$20,947	$14,066
Subtract out:
Undistributed equity in earnings, net	(4,464)	(925)	(5,665)	(2,896)
Add back:
Income tax provision	2,596	3,513	5,208	6,122
Interest expense	1,254	1,951	5,898	7,758
Depreciation and amortization	2,446	2,336	9,324	8,397
Stock compensation expense	662	690	2,793	2,795
Loss on early retirement of debt	—	—	1,363	—
Intangible asset impairment	—	—	1,069	—
Permitted acquisition related expenses	220	1,358	305	1,856

Consolidated EBITDA	$17,868	$14,342	$41,242	$38,098

Adjusted net income and adjusted diluted income per share:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)
Net income as reported	$15,154	$5,419	$20,947	$14,066
Adjustments:
Bargain purchase gain in equity in earnings, net of tax	(4,112)	—	(4,112)	—
Tax benefit recorded in equity in earnings	(1,116)	—	(1,116)	—
Impairment of Vasconia investment, net of tax	1,336	—	1,336	—
Intangible asset impairment, net of tax	—	—	645	—
Loss on early retirement of debt, net of tax	—	—	822	—
Retirement benefit obligation expense, net of tax	—	—	268	—
Acquisition related expenses, net of tax	135	895	188	1,230
Reduction of deferred tax liability related to prior year	(2,283)	—	(2,283)	—
Normalized tax benefit (provision) on reported income	(435)	214	(539)	(810)

Adjusted net income	$8,679	$6,528	$16,156	$14,486

Adjusted diluted income per share	$0.67	$0.52	$1.26	$1.16

Consolidated EBITDA is a non-GAAP measure that the Company defines as net income, adjusted to exclude undistributed equity earnings, income taxes, interest, depreciation and amortization, stock compensation expense, loss on early retirement of debt, intangible asset impairment and acquisition related expenses, as shown in the table above.

Adjusted net income in 2012 excludes the bargain purchase gain included in equity in earnings, a tax benefit recorded in equity in earnings, a write down in the Vasconia investment to fair value, intangible asset impairment, a loss on early retirement of debt related to the repayment of the Company’s Term Loan, an expense related to retirement benefit obligations, acquisition related expenses, a reduction of the Company’s deferred tax liability related to the prior year and includes an adjustment to reflect a normalized annual tax rate. Adjusted net income in 2011 excludes acquisition related expenses and includes an adjustment to reflect a normalized annual tax rate.

Adjusted net income in the three-month period ending December 31, 2012 excludes the bargain purchase gain included in equity in earnings, a tax benefit recorded in equity in earnings, a write down in the Vasconia investment to fair value, acquisition related expenses, a reduction of the Company’s deferred tax liability related to the prior year and includes an adjustment to reflect a normalized annual tax rate. Adjusted net income in the corresponding 2011 period excludes acquisition related expenses and includes an adjustment to reflect a normalized annual tax rate.